The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated May 17, 2011

PROSPECTUS Dated December 23, 2008 PROSPECTUS SUPPLEMENT Dated December 23, 2008	Pricing Supplement No. 802 to Registration Statement No. 333-156423 Dated May , 2011 Rule 424(b)(2)

$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Buffered Jump Securities due April 2, 2012
Based on the Performance of a Basket Composed of Three Commodities
Unlike ordinary debt securities, the Buffered Jump Securities due April 2, 2012 Based on the Performance of a Basket Composed of Three Commodities, which we refer to as the securities, do not pay interest and do not guarantee the repayment of any principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the performance, as measured on the valuation date, of an equally-weighted basket composed of Brent crude oil, copper and corn, which we refer to as the basket commodities.  If the basket appreciates at all on the valuation date, you will receive the fixed upside payment described below.  However, if the basket declines in value by more than 15% from its initial value on the valuation date, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  There is no minimum payment at maturity on the securities, and you could lose your entire investment in the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.

•	The stated principal amount and issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each security that you hold an amount in cash based on the performance of the basket on the valuation date:
º
If the basket performance factor is greater than 100%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the upside payment.  The upside payment will equal $55 per security (5.5% of the stated principal amount).

º
If the basket performance factor is less than or equal to 100% but greater than or equal to 85%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 15%, you will receive your $1,000 stated principal amount at maturity.

º
If the basket performance factor is less than 85%, meaning the basket has declined in value by more than the buffer amount of 15%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 + [$1,000 × (basket return + 15%) × downside factor].  This amount will be less, and possibly significantly less, than the $1,000 stated principal amount of the securities and could be zero.

•
The basket performance factor will equal the sum of the products of (i) the final price for each basket commodity divided by the initial price for such basket commodity times (ii) the basket commodity weighting for such basket commodity.

º
The initial price for each basket commodity will equal the basket commodity price for such basket commodity on the pricing date. The determination of the initial price of each basket commodity will be subject to postponement for each basket commodity separately in the event of a market disruption event on the pricing date.

º	The final price for each basket commodity will equal the basket commodity price for such basket commodity on the valuation date.
º	The basket commodity price for each basket commodity will be determined as set forth on page PS-5 in the section of this pricing supplement entitled “Summary of Pricing Supplement.”
•
The basket return in this calculation will equal the sum of the products of (i) the final price for each basket commodity minus the initial price for such basket commodity divided by the initial price of such basket commodity times (ii) the basket commodity weighting for such basket commodity.

•	The downside factor will be equal to 1.1764.
•	Investing in the securities is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482UM4. The ISIN for the securities is US617482UM40.

You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE 100%

	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer
Per Security	$1,000	$	$
Total	$	$	$
(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. Incorporated, the agent, a fixed sales commission of     % for each note it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of    % of the stated principal amount per note, and the placement agent will forgo any fees with respect to such sales.

(2)	For more information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly owned subsidiary. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.xxx

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley	JPMorgan Placement Agent

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The securities have been designed for investors who are willing to forgo market floating interest rates on the securities in exchange for a payment at maturity based on the performance of an equally-weighted basket composed of Brent crude oil, copper and corn, which we refer to as the basket commodities, on the valuation date. At maturity, you will receive a positive return on the securities only if the basket performance factor is greater than 100%.  Such positive return, however, will be limited to the principal amount of $1,000 per security plus the fixed upside payment of $55 even if the basket performance factor is significantly greater than 100%.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering Buffered Jump Securities due April 2, 2012 Based on the Performance of a Basket Composed of Three Commodities, which we refer to as the securities.  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee the repayment of any principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the repayment of any of the stated principal amount at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the value of the basket on the valuation date, and which may be significantly less than the stated principal amount of the securities and which could be zero.  If the basket appreciates at all, you will receive the fixed upside payment described below.  If the basket as a whole has declined in value by more than 15%, for every 1% decline in the basket beyond the buffer amount of 15%, you will lose an amount equal to 1.1764% of the principal amount of your securities.

The basket
We have designed the securities to provide investors with exposure to three physical commodities.  The following table sets forth the basket commodities, and the initial price and the percentage weighting of each basket commodity within the basket:

Basket Commodity	Bloomberg ticker symbol*	Initial price	Basket Commodity Weighting
Brent crude oil	CO1		33.33%
Copper	LOCADY		33.33%
Corn	C 1		33.33%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial price and the basket commodity price, including the final price, will be determined based on the prices published by the relevant exchange.

Payment at maturity depends on the value of the basket
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the value of the basket on the valuation date, determined as follows:

•	If the basket performance factor is greater than 100%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + upside payment of $55.

The payment at maturity will be limited to $1,055 per security even if the basket return is more than 5.5%.

Basket performance factor=    The sum of the products of (x) the basket commodity price for each basket commodity divided by the initial price for such basket commodity times (y) the basket commodity weighting for such basket commodity.  Each such product may be expressed by the following formula:

final price initial price	x	basket commodity weighting

•	If the basket performance factor is equal to or less than 100% but greater than or equal to 85%, will receive for each security that you hold the stated principal amount of $1,000 at maturity.
•
If the basket performance factor is less than 85%, meaning the value of the basket has declined by more than the buffer amount of 15%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000  +  [$1,000  ×  (basket return  +  15%)  ×  downside factor]

where,

basket return  =   The sum of the products of (x) the final price for each basket commodity minus the initial price for such basket commodity divided by the initial price of such basket commodity times (y) the basket commodity weighting for such basket commodity.  Each such product for a basket commodity may be expressed by the following formula:

final price = With respect to each basket commodity, the basket commodity price for such basket on the valuation date.

initial price = With respect to each basket commodity, the basket commodity price for such basket on the pricing date. and downside factor = 1.1764

If the value of the basket declines by more than the buffer amount of 15%, you will be exposed to that decline beyond the buffer amount on a leveraged basis without any minimum payment on the securities, and you could lose your entire investment.

All payments on the securities are subject to the credit risk of Morgan Stanley.

Because the performance of the basket commodities may not be correlated, a negative performance by one or more of the basket commodities could wholly offset a positive performance by the other basket commodities.

The basket commodity price for each basket commodity on any trading day will equal:

(i)
in the case of Brent crude oil, the official settlement price per barrel of Brent crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date;

(ii)
in the case of copper, the official cash offer price per tonne of Copper Grade A on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange on such date; and

(iii)
in the case of corn, the official settlement price per bushel of deliverable-grade corn on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date.

The initial prices of the basket commodities will be determined on the pricing date.  If, however, a market disruption event occurs on the pricing date with respect to any of the basket commodities, the initial price for the affected basket commodity will be determined on the next trading day on which no market disruption event occurs with respect to that basket commodity.  If due to a market disruption event the initial price for any basket commodity has not been determined on the third scheduled trading day following the pricing date, the calculation agent will determine the initial price for that basket commodity as set out in the section of this pricing supplement titled “Description of Securities—Initial Price.”

The final prices will equal the basket commodity prices on the valuation date.

The scheduled valuation date is March 28, 2012.  If, however, with respect to any basket commodity, the scheduled valuation date is not a trading day or if a market disruption event occurs with respect to any basket commodity on the scheduled valuation date, the valuation date will be postponed, only with respect to the affected basket commodity, to the next trading day on which no market disruption event occurs with respect to that basket commodity. If, due to a market disruption event, the final price for any basket commodity has not been determined on the third scheduled trading day following the scheduled valuation date, the calculation agent will determine the final price for that basket commodity as set out in the section of this pricing supplement called “Description of Securities—Final Price.” If due to a market disruption event or otherwise, the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as so postponed. See the section of this pricing supplement called “Description of Securities—Maturity Date.”

On PS-8, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical basket performance.  The graph does not show every situation that may occur.

You can review the historical values of the basket in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-22.  You cannot predict the future performance of the basket based on its historical performance.

Investing in the securities is not equivalent to investing directly in the basket or the basket commodities.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Morgan Stanley Capital Group Inc. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, or its successors to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes.  As calculation agent, MSCG will determine the initial prices, the final prices, the basket performance factor, whether a market disruption event has occurred and the basket return, if applicable, and calculate the payment that you will receive at maturity, if any.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the notes, Morgan Stanley & Co. Incorporated, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

Where you can find more information on the securities
The securities are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as these may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the basket.  The graph is based on the following terms:

•	Stated Principal Amount per Security: $1,000

•	Upside Payment: $55 per Security (5.5% of the Stated Principal Amount)

•	Buffer Amount: 15%

•	Minimum Payment at Maturity: None

Direct Investment in the Basket
The Securities
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Securities
$1,055 Payment at Maturity
$1,000 Stated Principal Amount
Buffer Zone
0%
20%
40%
60%
80%
100%
120%
140%
160%
180%
85%
105.5%
Basket Performance Factor

•
Where the basket performance factor is greater than 100%, meaning that the value of the basket has appreciated, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 stated principal amount per security, but in all cases is equal to and will not exceed the $1,000 stated principal amount plus the upside payment of $55 per security.  In the payoff diagram above, an investor will realize the payment at maturity of $1,055 per security if the value of the basket return has increased. The payment at maturity will be limited to $1,055 per security even if the value of the basket has increased by more than 5.5%.

•
Where the basket performance factor is less than or equal to 100% but is greater than or equal to 85%, meaning that the value of the basket is unchanged or has decreased by up to 15%, the payment at maturity reflected in the graph above is equal to the $1,000 stated principal amount per security.

•
Where the basket performance factor is less than 85%, meaning that the value of the basket has decreased by more than 15%, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the negative basket return below the buffer amount times the downside factor of 1.1764.  For example, if the basket return is -25%, the payment at maturity will be $1,000 + [$1000 × (-25% + 15%) × 1.1764] = $882.36 per security (88.236% of the stated principal amount).

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest and do not guarantee the repayment of any principal at maturity.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest and do not guarantee the repayment of any of your principal at maturity
The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the repayment of any of your principal at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the basket performance factor.  If the basket performance factor is less than 85%, meaning the value of the basket has declined by more than the buffer amount of 15%, you will be exposed to that decline beyond the buffer amount on a leveraged basis, and you will lose 1.1764% of your principal amount for every percentage point change in the basket return beyond the buffer amount.  For example, if the basket return is -50%, meaning the value of the basket has declined by half, you will lose (-50% + 15%) × 1.1764, or 41.174%, of your principal.  As there is no minimum payment on the securities, you could lose your entire investment.

Appreciation potential for the securities is fixed and limited
Where the value of the basket has increased, the appreciation potential of the securities is limited to the fixed upside payment of $55 per security (5.5% of the stated principal amount).  The payment at maturity will be limited to $1,055 per security even if the value of the basket has increased by more than 5.5%.  See “Hypothetical Payouts on the Securities at Maturity” on PS-6.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•	the market price of the basket commodities and futures contracts on the basket commodities and the volatility (frequency and magnitude of changes in price) of such prices;
•	interest and yield rates in the markets;
•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets generally and which may affect the basket commodity prices;

•	trends of supply and demand for the basket commodities at any time, as well as the effects of speculation or any government activity that could affect the market for such commodities;
•	the time remaining until the securities mature;

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if the values of the basket commodities at the time of sale are at or below their initial prices or if market interest rates rise.  You cannot predict the future performance of any of the basket commodities or of the basket as a whole based on their historical performance.  There can be no assurance that the basket will appreciate in value such that you will receive at maturity an amount that is greater than the stated principal amount of the securities, or any amount at all.  The basket commodities may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities—Historical Information.”

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket commodities may offset each other
Movements in the values of the basket commodities may not correlate with each other.  At a time when one or more of the basket commodities increase in value, the other basket commodities may not increase as much, or may even decline in value.  Therefore, in calculating the performance of the basket on the valuation date, an increase in the value of one or more of the basket commodities may be moderated, or wholly offset, by a lesser increase or decline in the value of the other basket commodities.

Specific commodities prices are volatile and are affected by numerous factors specific to each market
Investments, such as the securities, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  These factors may affect the price of Brent crude oil, copper and corn, and therefore of the securities, in varying and potentially inconsistent ways.

Brent crude oil

The price of Brent crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

Copper

The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity and other disruptions to the supply chain, from mining to storage to smelting.  The price of copper is also affected by variations in production costs, including storage, labor and energy costs, as well as regulatory compliance costs, including as a result of environmental regulations.

Corn

The price of corn is primarily affected by the global demand for and supply of corn.  The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol.  The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed.  Negative developments in those industries may lessen the demand for corn.  For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease.  The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn.  The United States is the world’s largest supplier of corn, followed by China and Brazil.  The supply of corn is particularly sensitive to weather patterns in the United States and China.  In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

There are risks relating to the trading of metals on the London Metal Exchange
The official cash offer prices of copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets.  For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any of the review dates, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper could be adversely affected and could have an impact on the payment at maturity.

Investing in the securities is not equivalent to investing in the basket commodities or in futures contracts or forward contracts on the basket commodities
Investing in the securities is not equivalent to investing in the basket commodities or in futures contracts or forward contracts on the basket commodities.  By purchasing the securities, you do not purchase any entitlement to the basket commodities, or futures contracts or forward contracts on the basket commodities. Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on any of the basket commodities.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the basket and, therefore, the value of the securities.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCG will determine the initial prices, the final prices, the basket performance factor, whether a market disruption event has occurred and the basket return, if applicable, and calculate the payment that you will receive at maturity, if any.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the basket closing value in the event of a market disruption event, may adversely affect the payout to you on the securities.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “––Discontinuance of the Basket; Alteration of Method of Calculation.”

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the basket), including trading in the commodities futures contracts that underlie the basket, and possibly in other instruments related to the basket.  Some of our subsidiaries also trade the basket and other financial instruments related to the basket on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial prices and, as a result, the value at which the basket must close on the valuation date before you would receive at maturity an amount in cash worth as much as or more than the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the basket on the valuation date and, accordingly, the amount of cash, if any, you will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, the IRS could seek to treat a security as a short-term debt obligation.  Under that treatment, the timing and character of income thereon would be significantly affected.  Among other things, gain realized by a U.S. Holder upon settlement of a security would likely be treated as ordinary income.  In addition, the security would be treated as issued with original issue discount equal to the difference between the security’s stated redemption price at maturity and its issue price and, as a result, (1) gain recognized by a U.S. Holder upon sale or exchange of the security would be treated as ordinary income to the extent of any accrued original issue discount, and (2) accrual method U.S. Holders (and cash method U.S. Holders that elect to apply an accrual method of tax accounting to the securities) would be required to accrue as ordinary income original issue discount over the term of the securities before maturity.  However, the amount of accrued original issue discount would be unclear because the amount payable at maturity of the securities is not known as of the issue date.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other commodity-linked securities that do not provide for the return of principal.  U.S. Holders should consult their tax advisers with respect to the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each $1,000 stated principal amount of our Buffered Jump Securities due April 2, 2012 Based on a Basket Composed of Three Commodities (the “Basket”).  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$7,010,000

Original Issue Date (Settlement Date)	May 23, 2011

Maturity Date	April 2, 2012, subject to extension if the scheduled Valuation Date is postponed in accordance with the definition thereof.

If, due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following the Valuation Date as postponed.  See "--Valuation Date" below.

Pricing Date	May 18, 2011

Issue Price	100% ($1,000 per Security)

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617482UM4

ISIN	US617482UM40

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The Basket consists of the following Basket Commodities weighted at their respective Basket Commodity Weightings as set forth in the following table:
Basket Commodity	Bloomberg Ticker Symbol*	Basket Commodity Weighting
Brent crude oil	CO1	33.3333%
Copper	LOCADY	33.3333%
Corn	C 1	33.3333%

*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each Basket Commodity, the Initial Price and the Basket Commodity Price, including the Final Price, will be determined based on the prices published by the Relevant Exchange.

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash equal to:

(i) if the Basket Performance Factor is greater than 100%, $1,000 plus the Upside Payment,

(ii) if the Basket Performance Factor is less than or equal to 100% but greater than or equal to 85%, the Stated Principal Amount of $1,000, or

(iii) if the Basket Performance Factor is less than 85%,

$1,000 + [$1,000 × (the Basket Return + 15%) ×
the Downside Factor].

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See "-Book Entry Note or Certificated Note" below, and see "Forms of Securities-The Depositary" in the accompanying prospectus.

Upside Payment	$55 per Security

Downside Factor	1.1764

Basket Return
The Basket Return will be determined by the Calculation Agent on the Valuation Date and will equal the sum of the products of (x) the Final Price for each Basket Commodity minus the Initial Price for such Basket Commodity divided by the Initial Price of such Basket Commodity times (y) the Basket Commodity Weighting for such Basket Commodity, as expressed by the following formula:

Basket Performance Factor
The Basket Performance Factor will be determined by the Calculation Agent on the Valuation Date and will equal the sum of the products of (x) the Basket Commodity Price for each Basket Commodity divided by the Initial Price for such Basket Commodity times (y) the Basket Commodity Weighting for such Basket Commodity, as expressed by the following formula:

Initial Price
With respect to each Basket Commodity, the Basket Commodity Price on the Pricing Date, provided that if the Pricing Date is not a Trading Day with respect to any Basket Commodity or if a Market Disruption Event with respect to any Basket Commodity occurs on the Pricing Date, the Initial Price in respect of such Basket Commodity will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity, provided further that the Initial Price for any Basket Commodity will not be determined on a date later than the third scheduled Trading Day following the Pricing Date.  If such date is not a Trading Day with respect to the affected Basket Commodity or if there is a Market Disruption Event with respect to such Basket Commodity on such date, the Calculation Agent will determine the Initial Price for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Initial Price for such Basket Commodity shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Initial Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Initial Price for any Basket Commodity as finally published by the Relevant Exchange differs from the relevant Initial Price specified in the pricing supplement, we will include the definitive Initial Price in an amended pricing supplement.

Final Price	The Final Price for each Basket Commodity will be determined by the Calculation Agent and will equal the Basket Commodity Price of such Basket Commodity on the Valuation Date.

Basket Commodity Price	On the Valuation Date, the Basket Commodity Price for each Basket Commodity will be determined by the Calculation Agent and will equal:

(i)  in the case of Brent crude oil, the official settlement price per barrel of Brent crude oil on the Relevant Exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the Relevant Exchange on such date;

(ii)  in the case of Copper, the official cash offer price per tonne of Copper Grade A on the Relevant Exchange for the spot market, stated in U.S. dollars, as determined by the Relevant Exchange on such date; and

(iii)  in the case of Corn, the official settlement price per bushel of deliverable-grade corn on the Relevant Exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the Relevant Exchange on such date.

Reuters, Bloomberg and various other third party sources may report prices of the Basket Commodities.  If any such reported price differs from that as published by the Relevant Exchange for any Basket Commodity, the price as published by such Relevant Exchange will prevail.

Relevant Exchange	Relevant Exchange means:

(a) with respect to Brent crude oil, the ICE Futures Europe or, if the ICE Futures Europe is no longer the principal exchange or trading market for Brent crude oil, such exchange or principal trading market for Brent crude oil that serves as the source of prices for Brent crude oil and any principal exchanges where options or futures contracts on Brent crude oil are traded;

(b) with respect to Copper, the London Metal Exchange (“LME”) or, if the LME is no longer the principal exchange or trading market for Copper, such exchange or principal trading market for Copper that serves as the source of prices for Copper and any principal exchanges where options or futures contracts on Copper are traded; and

(c) with respect to Corn, the Chicago Board of Trade (“CBOT”) or, if the CBOT is no longer the principal exchange or trading market for Corn, such exchange or principal trading market for Corn, as applicable, that serves as the source of prices for Corn, as applicable, and any principal exchanges where options or futures contracts on Corn, as applicable, are traded.

Valuation Date
With respect to each Basket Commodity separately, the Valuation Date will be March 28, 2012; provided that if the scheduled Valuation Date is not a Trading Day with respect to any Basket Commodity or if a Market Disruption Event occurs on the scheduled Valuation Date with respect to any Basket Commodity, the Valuation Date solely for the affected Basket Commodity will be postponed and the Basket Commodity Price for such Basket Commodity will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity.  The Final Basket Performance Factor and, if applicable, the Basket Return will be determined on the last Valuation Date as so postponed; provided that the Basket Commodity Price as of the Valuation Date for any Basket Commodity will not be determined on a date later than the third scheduled Trading Day following the scheduled Valuation Date.  If such date is not a Trading Day with respect to the affected Basket Commodity or if there is a Market Disruption Event with respect to such Basket Commodity on such date, the Calculation Agent will determine the Basket Commodity Price as of the Valuation Date for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Basket Commodity Price as of the Valuation Date for such Basket Commodity will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, such Basket Commodity

Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day
Trading Day means with respect to each Basket Commodity separately, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Market Disruption Event
Market Disruption Event means with respect to each Basket Commodity separately, any of Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price and Tax Disruption, as determined by the Calculation Agent.

Price Source Disruption
With respect to each Basket Commodity separately, Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Basket Commodity Price for such Basket Commodity.

Trading Disruption
With respect to each Basket Commodity separately, Trading Disruption means the material suspension of, or material limitation imposed on, trading in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange.

Disappearance of Commodity
Reference Price
With respect to each Basket Commodity separately, Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket Commodity or (ii) the disappearance of, or of trading in, such Basket Commodity.

Tax Disruption
With respect to each Basket Commodity separately, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Basket Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Basket Commodity Price of such Basket Commodity on any Trading Day from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to

DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities The Depositary” and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Placement Agent	JPMorgan Chase Bank, N.A.

Calculation Agent	Morgan Stanley Capital Group Inc. (“MSCG”) and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Basket Commodity Prices.  See “—Discontinuance of the Basket; Alteration of Method of Calculation.”  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though (1) the date of acceleration were the Valuation Date and (2) the Observation Period ended at 4:00 p.m. (New York City time) on such date of acceleration.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the

Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Securities, if any, as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Graph
The following graph sets forth the historical performance of the Basket.  The graph covers the period from January 1, 2006 through May 16, 2011 and illustrates the effect of the offset and/or correlation among the Basket Commodities during such period.  The graph does not attempt to show your expected return on an investment in the Securities.  You cannot predict the future performance of any of the Basket Commodities or of the Basket as a whole, or whether the strengthening of one or more of the Basket Commodities will be offset by the weakening of the other Basket Commodities, based on their historical performance.

Historial Basket Performance January 1, 2006 through May 16, 2011

Historical Information	The following tables set forth the published high, low and end of quarter closing prices for each of the Basket Commodities for each calendar quarter in the period from January 1, 2006 to May 16, 2011. The graphs following each Basket Commodity’s table set forth the historical performance of each respective Basket Commodity for the same period. The Basket Commodity Prices on May 16, 2011 were, (i) in the case of Brent crude oil, $112.73, (ii) in the case of Copper, $8,710, and (iii) in the case of Corn, 697.50¢. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The Initial Prices, the Basket Commodity Prices and the Final Prices of the Basket Commodities will be determined with reference to the prices published by the Relevant Exchanges in accordance with the provisions set forth herein, on the Pricing Date and on the Valuation Date, rather than the prices published by Bloomberg Financial Markets on such dates. The historical prices and historical performance of the Basket Commodities should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Return at maturity will be positive so that you will receive a Payment at Maturity in excess of the Stated Principal Amount of the Securities. Because your return is linked to the performance of the Basket on the Valuation Date, there is no guaranteed return of any of your principal. The prices of each of the Basket Commodities may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.

	Brent crude oil Historical High, Low and End-of-Quarter Prices January 1, 2006 through May 16, 2011 (stated in U.S. dollars)
	High	Low	Period End
2006
First Quarter	66.59	58.15	65.91
Second Quarter	74.64	65.91	73.51
Third Quarter	78.30	60.12	62.48
Fourth Quarter	64.62	57.87	60.86
2007
First Quarter	68.10	51.70	68.10
Second Quarter	72.18	64.44	71.41
Third Quarter	80.03	68.69	79.17
Fourth Quarter	95.76	76.58	93.85
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07
Fourth Quarter	79.69	67.20	77.93
2010
First Quarter	82.70	69.59	82.70
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter (though May 16, 2011)	126.65	109.13	112.73

Daily Brent crude oil Prices January 1, 2006 through May 16, 2011

	Copper Historical High, Low and End-of-Quarter Prices January 1, 2006 through May 16, 2011 (stated in U.S. dollars)
	High	Low	Period End
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,527.50	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter	9,739.50	8,085.50	9,739.50
2011
First Quarter	10,148.00	8,980.00	9,399.50
Second Quarter (though May 16, 2011)	9,823.00	8,536.50	8,710.00

Daily Copper Prices January 1, 2006 through May 16, 2011

	Corn Historical High, Low and End-of-Quarter Prices January 1, 2006 through May 16, 2011 (stated in U.S. cents)
	High	Low	Period End
2006
First Quarter	236.00	205.00	236.00
Second Quarter	263.00	223.00	235.50
Third Quarter	264.25	219.00	262.50
Fourth Quarter	390.25	262.50	390.25
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter	567.25	455.50	567.25
Second Quarter	754.75	576.25	724.75
Third Quarter	748.75	487.50	487.50
Fourth Quarter	484.00	293.50	407.00
2009
First Quarter	427.50	343.50	404.75
Second Quarter	449.50	347.75	347.75
Third Quarter	359.00	300.50	344.00
Fourth Quarter	417.00	333.50	414.50
2010
First Quarter	423.00	345.00	345.00
Second Quarter	373.25	325.00	354.25
Third Quarter	521.75	360.00	495.75
Fourth Quarter	629.00	465.75	629.00
2011
First Quarter	729.75	595.00	693.25
Second Quarter (though May 16, 2011)	776.00	668.75	697.50

Daily Corn Prices January 1, 2006 through May 16, 2011

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in swaps and futures contracts on the commodity contracts underlying the Basket. Such purchase activity could potentially increase the value of the Basket and, accordingly, potentially increase the Initial Prices, and, therefore, the value at which the Basket must close before you would receive at maturity an amount in U.S. dollars worth as much as or more than the stated principal amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling swaps and futures contracts on the commodities underlying the Basket or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the Basket and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, a portion of the Aggregate Principal Amount of Securities set forth on the cover of this pricing supplement.  MS & Co. will act as the Agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from MS & Co. a fixed sales commission that will not exceed 1% for each Security it sells.  In addition, JPMorgan Chase Bank, N.A. will act as the Placement Agent for sales of a portion of the Aggregate Principal Amount of Securities to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per Security, and the Placement Agent will forgo any fees with respect to such sales.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of

FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

We expect to deliver the Securities against payment therefor in New York, New York on May 23, 2011, which will be the third scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.  Under Rule 15c6‑1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agents may sell more Securities than they are obligated to purchase in connection with the offering, creating a naked short position in the Securities for their own account.  The Agents must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agents are concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agents may bid for, and purchase, the Securities or the commodities contracts underlying the Basket in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agents are not required to engage in these activities, and may end any of these activities at any time.

General

No action has been or will be taken by us, the Agents or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

The Agents have each represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agents’ or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

Each Agent and each dealer represents and agrees that it will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will it circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many Plans, these Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a Plan or a Plan Asset Entity, is not purchasing such Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• insurance companies;

• certain dealers and traders in securities, commodities or foreign currencies;

• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• real estate investment trusts;

• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or

• persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances. As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize short-term capital gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to treat a Security as a short-term debt obligation.  Under that treatment, the timing and character of income thereon would be significantly affected.  Among other things, gain realized by a U.S. Holder upon settlement of a Security would likely be treated as ordinary income.  In addition, the Security would be treated as issued with original issue discount equal to the difference between the Security’s stated redemption price at maturity and its issue price and, as a result, (1) gain recognized by a U.S. Holder upon sale or exchange of the Security would be treated as ordinary income to the extent of any accrued original issue discount, and (2) accrual method U.S. Holders (and cash method U.S. Holders that elect to apply an accrual method of tax accounting to the Securities) would be required to accrue as ordinary income original issue discount over the term of the Securities before maturity.  However, the amount of accrued original issue discount would be unclear because the amount payable at maturity of the Securities is not known as of the issue date.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other commodity-linked securities that do not provide for the return of principal.

Even if the Securities are not treated as short-term debt obligations, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department

and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•       a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S.

Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.